                                                                 EXHIBIT 2.1

                           STOCK PURCHASE AGREEMENT


            This Stock Purchase Agreement (this "Agreement") is entered into this 31st day of July, 1997, by and among EFJ Partners, a New York general partnership ("Seller"), Transcrypt International, Inc., a Delaware corporation ("Buyer"), with respect to Article III hereof only, E.F. Johnson Company, a Minnesota corporation (the "Company"), and with respect to Section 9.10 hereof only, William Weksel.


                                  BACKGROUND

            WHEREAS, Seller owns all of the issued and outstanding shares of common stock (the "Shares") of the Company;

            WHEREAS, the Company, together with its subsidiaries, is engaged in the business of designing and manufacturing two-way land radio communications equipment for distribution and sale (the "Business");

            WHEREAS, based upon the representations, covenants, agreements and warranties herein made by Seller, and subject to the terms and conditions contained in this Agreement, Buyer wishes to purchase and acquire the Shares from Seller;

            WHEREAS, based upon the representations, covenants, agreements and warranties herein made by Buyer, and subject to the terms and conditions contained in this Agreement, Seller wishes to sell and transfer the Shares to Buyer;

            WHEREAS, Seller and Buyer wish to provide for the above-described sale and transfer of the Shares; and

            WHEREAS, the Buyer is concurrently herewith entering into preferred stock purchase agreements with NorAm Energy Corp. and Securicor Radiocoms Ltd. providing for the purchase of all outstanding shares of the Company's preferred stock for newly-issued securities of Buyer valued at Ten Million Dollars ($10,000,000) in the aggregate which, together with the Four Hundred and Thirty-Six Thousand Dollars ($436,000) provided for in Section 2 hereof and the Two Million Dollars ($2,000,000) in aggregate letters of credit paid to date pursuant to Section 4 of the Letter of Intent, constitutes the aggregate purchase price of Twelve Million Four Hundred and Thirty-Six Thousand Dollars ($12,436,000) being paid for the Shares by Buyer.

            NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants set forth below, the parties hereto hereby agree as follows:

            1. SALE AND PURCHASE OF SHARES. Subject to the terms and conditions set forth in this Agreement and in reliance on the representations and agreements contained herein, at the

Closing (as defined in Section 5.1 hereof) Seller shall sell and transfer the Shares to Buyer, and Buyer shall purchase and acquire the Shares from Seller.

            2. CONSIDERATION. The total cash consideration to be paid for the Shares pursuant hereto is Four Hundred and Thirty-Six Thousand ($436,000), which consideration, subject to the terms and conditions of this Agreement, shall be payable by Buyer to Seller at the Closing for Seller to distribute in accordance with Section 7.11 herein.

            3. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller and the Company represent and warrant to Buyer as follows:

            3.1. CAPITALIZATION. (a) The authorized capital stock of the Company consists of 10,000,000 shares of common stock, $.01 par value per share ("Common Stock"), and 2,080,000 shares of preferred stock of which 80,000 shares are designated as "Preferred Stock" having a par value of $100.00 per share ("Preferred Stock") and 2,000,000 shares are designated as Class B Preferred Shares having a par value of $.01 per share ("Class B Preferred Stock"). There are 3,800,000 shares of Common Stock issued and outstanding, 80,000 shares of Preferred Stock issued and outstanding and 925,850 shares of Class B Preferred Stock, designated as Series I Class B Preferred Stock, issued and outstanding. Seller is the sole record and beneficial holder of all the issued and outstanding shares of Common Stock. Such shares are owned by Seller free and clear of any and all liens, claims or encumbrances of any nature whatsoever (whether absolute, accrued, contingent or otherwise). All of the issued and outstanding shares of Common Stock, Preferred Stock and Class B Preferred Stock are validly issued, fully paid and nonassessable.

            (b) (i) Except as set forth on Schedule 3.1 hereto, there is no outstanding right, subscription, warrant, call, option or other agreement or arrangement of any kind (collectively, "Rights") to purchase or otherwise to receive from the Company any of the outstanding, authorized but unissued or treasury shares of the capital stock or any other security of the Company, (ii) there is no outstanding security of any kind convertible into or exchangeable for such capital stock and (iii) there is no voting trust or other agreement or understanding to which the Company is a party or is bound with respect to the voting of the capital stock of the Company, including without limitation any options granted pursuant to any written plan or otherwise.

            3.2. CORPORATE ORGANIZATION OF THE COMPANY. The Company is a corporation duly organized, validly existing and in good standing under the laws of Minnesota, and has the requisite corporate power and authority to own, lease or otherwise hold the properties and assets owned, leased and held by it and to carry on the Business as currently conducted by it. The Company is duly qualified to conduct business as a foreign corporation in every state of the United States in which its ownership or lease of property or conduct of the Business makes such qualification necessary, except for such states in which the Company's failure to be so qualified would not have a material adverse effect on the business, financial condition or results of operations of the Company and the Subsidiaries, as hereinafter defined, taken as a whole (a "Material Adverse Effect").

            3.3 SUBSIDIARIES. All of the Company's subsidiaries are as set forth on Schedule 3.3 hereto (the "Subsidiaries"). Except for the Subsidiaries, the Company does not directly or indirectly own any capital stock or other equity interest in any entity.

            3.4 AUTHORIZATION AND EFFECT OF AGREEMENT. Seller has the requisite partnership power to execute and deliver this Agreement and to perform the transactions contemplated hereby to be performed by Seller. The execution and delivery by Seller of this Agreement and the performance by Seller of the transactions contemplated hereby to be performed by Seller have been duly authorized by all necessary partnership action on the part of Seller. This Agreement has been duly executed and delivered by Seller and, assuming the due execution and delivery of this Agreement by Buyer, constitutes a valid and binding obligation of Seller, enforceable in accordance with its terms.

            3.5 ABSENCE OF CONFLICTS. Except as set forth on Schedule 3.5 hereto, the execution and delivery of this Agreement by Seller does not, and the performance by Seller of the transactions contemplated hereby to be performed by Seller will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, (i) any provision of the General Partnership Agreement of EFJ Partners dated as of July 31, 1992 between William Weksel and Robert Davies (the "Partnership Agreement"), the articles of incorporation, as amended, or bylaws of the Company or any contract to which Seller or the Company is a party or by which either the Seller or the Company is bound, (ii) any license, permit or approval ("Permit") of any domestic or foreign court, government, governmental agency, authority or instrumentality ("Governmental Authority"), (iii) any domestic or foreign statute, law, ordinance, rule, regulation, order or common law obligation ("Law") of any Governmental Authority issued or applicable to Seller , the Company, or to any of their respective properties or assets, other than any such conflicts, violations, defaults, terminations, cancellations, accelerations or losses which would not have a Material Adverse Effect; provided, however, that Seller makes no representation or warranty herein with respect to the effects of the performance of the transactions contemplated hereby under any antitrust, trade regulation or similar Law. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required to be obtained or made by or with respect to Seller or the Company in connection with the execution and delivery of this Agreement by Seller or the performance by Seller of the transactions contemplated hereby to be performed by it, except (i) as set forth on Schedule 3.5 hereto or (ii) such consents, approvals, orders or authorizations which, if not obtained, or such registrations or filings which, if not obtained or made, would not have a Material Adverse Effect.

            3.6 BALANCE SHEET AND RELATED MATTERS. (a) Set forth on Schedule 3.6(a)(1) hereto are the audited financial statements of the Company as of, and for the years ended, December 31, 1996, 1995 and 1994. Set forth on Schedule 3.6(a)(2) hereto are the unaudited financial statements of Seller (including the balance sheet (the "Interim Balance Sheet") of the Company) as of, and for the six-month period ended June 29, 1997. All such financial statements present fairly, in all material respects, the financial position of the Company as of such dates and the results of operations of the Company for the periods then ended, all in accordance with generally accepted accounting principles, consistently applied.

                  (b) Except as set forth on Schedule 3.6(b) hereto, and except for such transactions as are provided for in this Agreement, since June 29, 1997 (the "Interim Balance Sheet Date"), the Company has conducted the Business in the ordinary course and there has been no material adverse change in the Business, or the financial position or results of operations of the Company.

            3.7 COMPLIANCE WITH LAWS. To the knowledge of Seller and the Company, the Business is not being operated in violation of any applicable Law of any Governmental Authority or in violation of any Permit or other specific authorization issued by a Governmental Authority to the Company, other than violations which do not have a Material Adverse Effect.

            3.8 LEGAL PROCEEDINGS. Except (i) as set forth on Schedule 3.8 hereto, (ii) for routine claims for employee benefits, (iii) for claims for money damages alone of less than $50,000 singly, or $100,000 in the aggregate, and (iv) for warranty or similar claims not exceeding the aggregate amounts reserved therefor in the Interim Balance Sheet, there are no lawsuits or other legal proceedings pending against the Company or otherwise relating to the conduct of the Business or, to the knowledge of Seller, threatened in writing against the Company.

            3.9 ASSETS. (a) Except for assets since sold in the ordinary course of business, and assets valued on the books of the Company at less than $10,000, the Company owns all assets reflected on the Interim Balance Sheet as owned by the Company, free and clear of all liens, claims or encumbrances of any nature whatsoever (collectively, "Liens") other than (A) Liens set forth on Schedule 3.9(a) hereto, (B) mechanics', carriers', workmen's, repairmen's or other like Liens arising or incurred in the ordinary course of business, (C) Liens for taxes, assessments and other governmental charges which are not due and payable or which may thereafter be paid without penalty or which are being contested in good faith, (D) other imperfections of title or encumbrances, if any, which do not materially affect the marketability of the property subject thereto and do not materially impair the use in the Business of the property subject thereto, and (E) restrictions arising as a matter of any Law of any Governmental Authority. (The items referred to in the exceptions to the immediately preceding sentence are hereinafter referred to as "Permitted Liens".)

                  (b) The Company has good title to or, in the case of leases and licenses, valid and subsisting leasehold interests or licenses in, all of its material properties and assets, including without limitation all property reflected on the Interim Balance Sheet, except as since sold or otherwise disposed of in the ordinary course of business. All material equipment owned, leased or used by the Company are maintained and kept in good condition, repair and working order, except for normal wear and tear.

                  (c) Set forth on Schedule 3.9(c) hereto is a complete and correct list of all material real property (including buildings and structures) owned or leased by the Company (including a brief description of the property, the record title holder, the location and the material buildings and structures thereon). No condemnation or other proceeding is pending or, to the knowledge of Seller, threatened, which would materially affect the use of any such property by the Company.

            3.10 ACCOUNTS RECEIVABLE. Set forth on Schedule 3.10 hereto is an aged list of the Company's accounts receivable as of the Interim Balance Sheet Date. The accounts receivable, except to the extent of reserves appropriately created and except as set forth on Schedule 3.10(a) hereto, have arisen from bona fide transactions in the ordinary and normal course of the Business of the Company for goods or services delivered or rendered.

            3.11 INVENTORIES. All inventory of the Company, except to the extent of the reserves appropriately created or except as set forth on Schedule 3.11 hereto, (i) are in a marketable condition, (ii) do not include any items which are obsolete or damaged, (iii) are of a quantity and quality usable or saleable in the normal and ordinary course of the Business, at current applicable prices, and (iv) are adequate to support the continued operation of the Business as currently conducted in the normal and ordinary course. Finished goods in inventory substantially conform to specifications including, without limitation, all applicable governmental regulations, and are substantially free from defects.

            3.12 INTELLECTUAL PROPERTY. Except as set forth on Schedule 3.12 hereto, the Company owns or possesses the right to use all patents, trademarks, trade names, service marks, registered copyrights and applications therefor (collectively, "Intellectual Property Rights") used in the Business as of the date hereof. Except as set forth on Schedule 3.12(a) hereto, Seller is not aware of any claim asserting against the Company a material conflict with the Intellectual Property Rights of others in connection with the conduct of the Business that has not been satisfied, withdrawn or abandoned.

            3.13 MATERIAL CONTRACTS. Except as set forth on Schedule 3.13 hereto, the Company is not party to any written (i) contract of employment, (ii) contract with any labor union,(iii) single contract for the purchase by the Company of goods or services in excess of $100,000 (iv) lease as lessee of, or other contract for the use of any real or personal property having in any individual case annual rental or payment obligations of the Company in excess of $10,000, (v) conditional sale agreement, chattel mortgage or other security agreement in excess of $100,000 in any one case, (vi) contract for the production, supply or servicing by the Company of any type of goods, parts or components, or for the provision by the Company of services of any type, involving more than $100,000 in any one case, (vii) lease of any real or personal property as lessor, or (viii) agreement or indenture relating to the borrowing of money, or material licenses, whether as licensee or licensor. Except as set forth on Schedule 3.13(a) hereto(i) the Company has (and to the knowledge of Seller, the other parties thereto have) complied in all material respects with the contracts, leases, agreements, mortgages and the like listed on Schedule 3.13 hereto (the "Scheduled Contracts") all of which, to the knowledge of Seller, are valid and enforceable and (ii) the Scheduled Contracts are in full force and effect and there exists no event or condition which with or without notice or lapse of time would be a material default thereunder, give rise to a right to accelerate or terminate any provision thereof or give rise to any Lien on any material Assets.

            3.14 EMPLOYEE RELATIONS. Except as set forth on Schedule 3.14 hereto, there are no material organized labor controversies pending or, to the knowledge of Seller, threatened against the Company.

            3.15 EMPLOYEE PLANS. (a) For purposes of this Agreement, the term "Employee Plan" means such employee benefit plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained by the Company or to which the Company is a participating employer or is otherwise obligated to contribute and under which any person employed by the Company (an "Employee") or formerly employed by the Company or their predecessors (a "Former Employee") participates or has accrued any rights or under which the Company is liable in respect of an Employee or Former Employee. Set forth on Schedule 3.15 hereto are lists of all Employee Plans and other employee benefit plans (other than de minimis arrangements).

                  (b) Each Employee Plan has been maintained in all material respects in accordance with its terms and with applicable Law, except that certain Employee Plans may not yet have been amended to comply with the Tax Reform Act of 1986 and subsequent laws and regulations.

            3.16 TAXES. Except as set forth on Schedule 3.16 hereto, all tax returns and reports which are required to be filed (subject to any extensions appropriately obtained) by or on behalf of the Company have been duly filed or caused to be filed with the appropriate Governmental Authorities. Payment has been made or provided for as to all federal, state and local taxes, interest, penalties, assessments or deficiencies of the Company shown to be due on such tax returns and reports or assessed by and due to any such Governmental Authority. Except as set forth on Schedule 3.16 hereto, there are no outstanding waivers or extensions of time with respect to the assessment or audit of any tax or tax return of the Company, or claims now pending or matters under discussion with any taxing authority in respect of any tax of the Company.

            3.17 CERTAIN LIMITATIONS ON REPRESENTATIONS AND WARRANTIES. Seller is a sophisticated person that was advised by knowledgeable counsel and other advisors in connection with this Agreement. (i) Seller has not relied nor will it rely upon any document or written or oral information previously furnished to or discovered by it or its representatives, other than this Agreement, including the schedules and exhibits attached hereto, (ii) there are no representations or warranties by or on behalf of Buyer hereto or any of its Affiliates or representatives other than those expressly set forth in this Agreement, including the schedules and exhibits attached hereto, and (iii) the parties' rights and obligations with respect to all of the foregoing matters will be solely as set forth in Article 9 hereof. "Affiliate" means, with respect to any person, any person in control of, controlled by, or under common control with, such person, and the term "person" means any individual, corporation, partnership, limited liability company, trust or other legal entity.

            4.    REPRESENTATIONS AND WARRANTIES OF BUYER.

            4.1 CORPORATE ORGANIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease or otherwise hold the assets owned, leased or held by it and to carry on its business as currently conducted. Buyer is duly qualified to conduct business as a foreign corporation in every state of the United States in which its ownership or lease of property or conduct of its business makes such qualification necessary except for such states in which Buyer's failure to be so qualified would not have a material adverse effect on the business, financial condition or results of operations of the Buyer.

            4.2 AUTHORIZATION AND EFFECT OF AGREEMENT. Buyer has the requisite corporate power and authority to execute and deliver this Agreement and to perform the transactions contemplated hereby to be performed by it. The execution and delivery by Buyer of this Agreement and the performance by it of the transactions contemplated hereby to be performed by it have been duly authorized by all necessary corporate action on the part of Buyer. Buyer has the requisite legal capacity to purchase, own and hold the Assets and to carry on the Business upon the completion of the transactions contemplated by this Agreement. This Agreement and each of the other documents and instruments contemplated hereby have been duly executed and delivered by Buyer and, assuming the due execution and delivery of this Agreement by Seller, constitutes a valid and binding obligation of Buyer, enforceable in accordance with their terms.

            4.3 ABSENCE OF CONFLICTS. The execution and delivery of this Agreement by Buyer does not, and the performance by Buyer of the transactions contemplated hereby to be performed by it will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, (i) any provision of the [Certificate of Incorporation or Bylaws] of Buyer, or (ii) any contract to which Buyer is a party or any Permit or Law issued or applicable to Buyer or to any of its properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required to be obtained or made by or with respect to Buyer in connection with the execution and delivery of this Agreement by it or the performance by it of the transactions contemplated hereby to be performed by it, except any filings required under the HSR Act.

            4.4 FINANCIAL RESOURCES AND BUYER COMMON STOCK. (a) Buyer has made application to obtain credit facilities sufficient to make the cash payments to be made in accordance with Sections 2 and 7.11 hereof and (b) Buyer has a sufficient number of authorized but unissued shares of Buyer Common Stock to make the payments in Buyer Common Stock to be made in accordance with Section
7.9 hereof.

            4.5 CERTAIN LIMITATIONS ON REPRESENTATIONS AND WARRANTIES. Buyer is a sophisticated person that was advised by knowledgeable counsel and other advisors in connection with this Agreement. Buyer (i) has not relied nor will it rely upon any document or written or oral information previously furnished to or discovered by it or its representatives, other than this Agreement, including the schedules and exhibits attached hereto, (ii) there are no representations or warranties by or on behalf of Seller or any of its Affiliates or representatives other than those expressly set forth in this Agreement, including the schedules and exhibits attached hereto, and (iii) Buyer's rights and obligations with respect to all of the foregoing matters will be solely as set forth in Article 9 hereof.

            5.    CLOSING.

            5.1 DATE OF CLOSING. The closing of the transactions contemplated hereby (the "Closing") shall take place at 10:00 a.m. local time at the offices of Proskauer Rose LLP ("Proskauer"), 1585 Broadway, New York, New York on the first business day following the fulfillment or waiver of the conditions precedent set forth in Sections 6 and 7 hereof or at such other time and place as the parties hereto may mutually agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date." The following transactions shall take place at the Closing, all of which shall be deemed to have occurred simultaneously and none of which shall be deemed completed unless and until all of them shall have been completed (or waived in writing by the parties entitled to performance):

                  (b) At the Closing, Seller shall deliver to Buyer the following:

                        (i) one or more stock certificates representing the Shares, duly endorsed for transfer to Buyer or accompanied by stock powers executed in blank; and

                        (ii) certificates of a general partner of Seller, in form and substance reasonably satisfactory to Buyer, certifying Seller's valid existence, the due authorization of the transactions contemplated hereby, and the matters referred to in Section 6.1 hereof; and

                        (iii) the opinion of counsel for Seller, substantially in the form appended hereto as Exhibit 5.1(b)(iii).

                  (c) At the Closing, Buyer shall deliver to Seller the following:

                        (i)   the payment provided for in Section 2 hereof;  and

                        (ii) certificates of the chief executive officer of Buyer, in form and substance reasonably satisfactory to Seller, certifying Buyer's Certificate of Incorporation and Bylaws, Buyer's valid existence and good standing in the state of its incorporation, the incumbency of officers or others acting in a representative capacity, the due authorization of the transactions contemplated hereby, and the matters referred to in Section 7.1 hereof.

            6. CONDITIONS TO OBLIGATIONS OF BUYER. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the following conditions, except to the extent waived by Buyer in writing at the
Closing:

            6.1 ACCURACY OF REPRESENTATIONS AND COMPLIANCE WITH CONDITIONS. All representations and warranties of Seller contained in this Agreement shall be accurate in all material respects as of the Closing Date with the same effect as if made on and as of such date, except to the extent that any of such representations and warranties refers specifically to a date other than the Closing Date, in which case such representations and warranties shall be true and correct in all material respects on and as of such date. As of the Closing, Seller shall have performed and complied in all material respects with all covenants and agreements and satisfied all conditions required to be performed and complied with by it at or before such time.

            6.2 SELLER'S DELIVERIES. Seller shall have delivered to Buyer the documents set forth in Section 5.1(b) hereof.

            6.3 LEGAL ACTION. There shall not have been instituted or threatened any legal proceeding (a) relating to, or seeking to prohibit or otherwise challenge this Agreement or the consummation of the transactions contemplated by this Agreement, or seeking to obtain substantial damages with respect thereto, or (b) which Buyer shall reasonably determine could have a material adverse effect on the Business.

            6.4 NO GOVERNMENTAL ACTION. There shall not have been any action taken, or any law, rule, regulation, order, judgment, or decree proposed, promulgated, enacted, entered, enforced, or deemed applicable to the transactions contemplated by this Agreement, by any federal, state, local, or other governmental authority or by any court or other tribunal, including the entry of a preliminary or permanent injunction, which, in the reasonable judgment of Buyer: (a) makes any of the transactions contemplated by this Agreement illegal or (b) imposes material limitations on the ability of Buyer to operate the Business or to exercise full rights of ownership of the Assets.

            6.5 STOCK LEDGER. Seller shall have delivered to Buyer a reconciliation of the Company's stock ledger indicating that the capital stock of the Company (including options and warrants therefor) issued and outstanding is as represented by Seller in Section 3.1 hereof.

            6.6 OTHER CLOSING DOCUMENTS. Seller shall have delivered to Buyer, at or prior to the Closing, such other documents as Buyer may reasonably request to carry out the provisions of and the transactions contemplated by this Agreement in form and substance reasonably satisfactory to Buyer.

            7. CONDITIONS TO THE OBLIGATIONS OF SELLER. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the following conditions, except to the extent waived by Seller in writing at the Closing:

            7.1 ACCURACY OF REPRESENTATIONS AND COMPLIANCE WITH CONDITIONS. All representations and warranties of Buyer contained in this Agreement shall be accurate in all material respects as of the Closing Date with the same effect as if made on and as of such date except to the extent that any of such representations and warranties refers specifically to a date other than the Closing Date, in which case such representations and warranties shall be true and correct in all material respects on and as of such date. As of the Closing, Buyer shall have performed and complied in all material respects with all covenants and agreements and satisfied all conditions required to be performed and complied with by Buyer at or before such time.

            7.2 BUYER'S DELIVERIES. Buyer shall have delivered to Seller the funds and documents set forth in Section 5.1(c) hereto.

            7.3   [Intentionally Omitted.]

            7.4 LEGAL ACTION. There shall not have been instituted or threatened any legal proceeding (a) relating to, or seeking to prohibit or otherwise challenge this Agreement or the consummation of the transactions contemplated by this Agreement, or to obtain substantial damages with respect thereto, or (b) which Seller shall reasonably determine could have a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or prospects of Buyer (without giving effect to the transactions contemplated hereby).

            7.5 NO GOVERNMENTAL OR LEGAL ACTION. There shall not have been any action taken, or any law, rule, regulation, order, judgment, or decree proposed, promulgated, enacted, entered, enforced, or deemed applicable to the transactions contemplated by this Agreement, by any federal, state, local, or other governmental authority or by any court or other tribunal, including the entry of a preliminary or permanent injunction, which, in the reasonable judgment of Seller: (a) makes any of the transactions contemplated by this Agreement illegal or (b) otherwise prohibits, restricts, or delays consummation of the transactions contemplated by this Agreement or impairs the contemplated benefits to Seller of any of the transactions contemplated by this Agreement.

            7.6 OTHER CLOSING DOCUMENTS. Buyer shall have delivered to Seller, at or prior to the Closing, such other documents as Seller may reasonably request to carry out the provisions of, and the transactions contemplated by, this Agreement, in form and substance reasonably satisfactory to Seller.

            7.7 RELEASES OF CERTAIN GUARANTIES. William Weksel, Deanna Weksel and Robert H. Davies shall have been released from any and all guaranties of the obligations of the Company to Congress Financial Corporation ("Congress") and Acstar Insurance Company. In addition, William Weksel shall have received an executed undertaking by Buyer and the Company to secure the release of Mr. Weksel from any and all other obligations of the Company to any other person substantially in the form annexed hereto as Exhibit 7.7.

            7.8 REQUIRED CONSENTS. Seller shall have obtained all consents of third parties that are required by contract or law for the consummation of the transactions contemplated hereby.

            7.9 PURCHASE OF PREFERRED STOCK AND CANCELLATION OF SUBORDINATED NOTE. Buyer shall have purchased (a) all of the issued and outstanding shares of Class B Preferred Stock (together with accrued and unpaid dividends thereon) for a total consideration in the amount of $4,500,000 in common stock of Buyer and
(b) all of the issued and outstanding shares of Preferred Stock (together with accrued and unpaid dividends thereon), for a total consideration in the amount of $5,500,000 in common stock of Buyer. In addition, the 9.795% Senior Subordinated Note in the principal amount of $10,00,000 issued by the Company on July 31, 1992 to Arkla, Inc. (together with accrued and unpaid interest thereon) shall have been cancelled.

            7.10 MANUFACTURING AGREEMENT AND TERMINATION AND RELEASE AGREEMENT. As additional consideration for the purchase of all of the issued and outstanding shares of Class B Preferred Stock, (a) Buyer shall have entered into the Manufacturing Agreement with Intek Diversified Corporation in substantially the form annexed hereto as Exhibit 7.10(a) hereto and (b) the Company shall have entered into a Termination and Release agreement with Linear Modulation Technology Limited in substantially the form annexed hereto as Exhibit 7.10(b) providing for the termination of intellectual property rights of the Company in and to certain linear modulation technology.

            7.11 ACCRUED AND UNPAID FEES. Buyer shall have paid, or provided the Company sufficient funds to pay, all accrued and unpaid (i) fees and disbursements of counsel to the Company and Seller, and (ii) fees payable to Arnhold and S. Bleichroeder, Inc.; provided, however, that the total of the amounts described in (i) and (ii) shall be $436,000.

            7.12 AMOUNTS DUE TO AND FROM SELLER'S AFFILIATES AND THE COMPANY. All amounts categorized as receivables from related parties and liabilities due to related parties on the Company's balance sheets shall have been cancelled.

            8.    FURTHER AGREEMENTS OF THE PARTIES.

            8.1 PERFORMANCE OF COVENANTS. Seller covenants and agrees to perform or cause to be performed the covenants of Seller under this Agreement. Buyer covenants and agrees to perform or cause to be performed the covenants of Buyer under this Agreement.

            8.2   GENERAL.

                  (a) Seller will use all reasonable efforts and take all reasonable steps, and will cooperate with Buyer to cause to be fulfilled, those of the conditions set forth in this Agreement to the parties' respective obligations to consummate the transactions contemplated by this Agreement that are dependent upon the actions or inactions of Seller, and to execute and deliver such instruments and take such other reasonable actions as may be necessary or appropriate in order to carry out the intent of this Agreement and consummate the transactions contemplated hereby.

                  (b) Buyer will use all reasonable efforts and take all reasonable steps, and will cooperate with the Seller to cause to be fulfilled, those of the conditions set forth in this Agreement to the parties' respective obligations to consummate the transactions contemplated by this Agreement that are dependent upon the actions or inactions of Buyer, and to execute and deliver such instruments and take such other reasonable actions as may be necessary or appropriate in order to carry out the intent of this Agreement and consummate the transactions contemplated hereby.

            8.3   OTHER AGREEMENTS.  Until the Closing Date, Seller will:

                  (a) use all reasonable efforts to cause all representations and warranties made by Seller hereunder to be true and correct in all material respects as of the Closing Date as if made on the Closing Date; and

                  (b) use all reasonable efforts to cause the Company to preserve intact the business organization and operations of the Company, to keep available the services of their present officers and employees, to preserve in full force and effect their Contracts and to preserve the present business relationships and goodwill of its officers, employees, suppliers, customers, others having business relations with the Company and the Subsidiaries and government regulators.

            8.4 ACCESS PRIOR TO CLOSING. Between the date of this Agreement and the Closing, Seller shall (i) cause the Company to give Buyer and its authorized representatives full access to all offices and other facilities and properties of the Company and to the books and records of the Company and the Subsidiaries (and permit Buyer to make copies thereof), (ii) cause the Company to permit Buyer to make inspections thereof, and (iii) cause the officers and advisers (including, without limitation, their auditors, attorneys, financial advisors and other consultants, agents and advisors) to the Company to furnish Buyer with such financial and operating data and other information with respect to the business and properties of the Company and the Subsidiaries, and to discuss with Buyer and its authorized representatives the affairs of the Company and the Subsidiaries, all as Buyer may from time to time reasonably request. Seller shall also cause the Company to allow Buyer to meet with the Company's lenders, banking institutions, primary suppliers and customers to evaluate their plans for future business and intentions with respect to the Business with 48 hours advance notice.

            8.5 ORDINARY COURSE. Seller covenants and agrees that from the date hereof until the Closing, Seller shall cause the Company to operate the Business only in the ordinary course consistent with past practice.

            8.6 LIENS. Prior to the Closing, Seller shall not cause, or permit, the Company or any of the Subsidiaries to create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible) of the Company, whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable with recourse to Seller), or assign any right to receive income or permit the filing of any financing statement under the Minnesota Uniform Commercial Code or any other similar notice of Lien under any similar recording or notice statute, or grant rights with respect to, or otherwise encumber or create a security interest in, such property or assets or any portion thereof or any other revenues therefrom or the proceeds payable upon the sale, transfer or other disposition of such property or assets or any portion thereof, or permit or suffer any such action to be taken, except Permitted Liens.

            8.7 NEW LINES OF BUSINESS. Prior to the Closing, Seller shall not cause, or permit, the Company and the Subsidiaries to enter into any line of business other than the Business, or make any material change in the scope or nature of their business, purposes or operations, or undertake or participate in activities other than the continuance of the Business.

            8.8 FORGIVENESS OF DEBT. Prior to the Closing, Seller shall not cause, or permit, the Company and the Subsidiaries to cancel or otherwise forgive, release or waive any claim or indebtedness owed to it by any person or rights of substantial value, except as contemplated by Section 7.12 hereto.

            8.9 DIVIDENDS, ETC. Prior to the Closing, Seller shall not cause, or permit, the Company and the Subsidiaries to declare, set aside or pay any dividends or distributions in respect of any capital stock nor issue or redeem any equity securities of the Company or any of the Subsidiaries nor pay any management fees or debt guarantee fees or make any other payments to any Related Parties.

            8.10 ASSET DISPOSITIONS. Prior to the Closing, Seller shall not cause, or permit, the Company and the Subsidiaries to purchase, sell, lease, mortgage, pledge or otherwise acquire, dispose of or encumber any interest in any of the properties or assets used in the Business, other than certain TCXO equipment, automated insert line equipment, inventory in the ordinary course consistent with past practices to the extent the proceeds are used to pay Congress and such other assets the net proceeds of which are used exclusively to reduce the outstanding indebtedness of the Company to Congress.

            8.11 ACCOUNTING. Prior to the Closing, Seller shall not cause, or permit, the Company to change any accounting principle or inventory practice of the Company or any of its Subsidiaries without the consent of the Buyer.

            8.12 FINANCIAL INFORMATION. Prior to the Closing, as soon as available but in any event not later than twenty (20) days after the end of each month (beginning with June 1997), Seller shall cause the Company to deliver to Buyer a consolidated balance sheet and statement of income and cash flows for the Company and the Subsidiaries for such month in such form as shall enable Buyer to include such financial statements, if necessary, in any report required by the Securities and Exchange Commission.

            8.13 COMPENSATION INCREASES. Prior to the Closing, Seller shall not cause, or permit, the Company and the Subsidiaries to increase the compensation of any employee or grant any unusual or extraordinary bonuses, benefits or other forms of direct or indirect compensation to any employee, officer, director or consultant except in amounts consistent with past practices or written agreements in effect as of June 6, 1997.

            8.14 CONTRACTS. Prior to the Closing, Seller shall not cause, or permit, the Company and the Subsidiaries to cancel or terminate any agreement or contract involving the payment by or to the Company or any Subsidiary of more than $100,000 in any twelve month period.

            8.15 EMPLOYEE BENEFIT PLAN. Prior to the Closing, Seller shall not cause, or permit, the Company and the Subsidiaries to increase, terminate, amend or otherwise modify any plan for the benefit of any employee other than as may be required by law.

            8.16 ARTICLES AND BYLAWS. Prior to the Closing, Seller shall not cause, or permit, the Company and the Subsidiaries to amend their respective articles or certificates of incorporation, by-laws or other comparable charter or organizational documents.

            8.17 INDEBTEDNESS. Prior to Closing, Seller shall not cause, or permit, the Company and the Subsidiaries to (a) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice, or (b) make any loans, advances or capital contributions to, or investments in any other person.

            8.18 ACQUISITIONS. Prior to the Closing, Seller shall not cause, or permit, the Company and the Subsidiaries to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof except in the ordinary course of business consistent with past practice, or (ii) any assets that are material, individually or in the aggregate, to any of the Company or any of its Subsidiaries, except purchases of inventory in the ordinary course of business consistent with past practice and except capital assets, as contemplated by
Section 8.19 hereof.

            8.19 CAPITAL EXPENDITURES. Prior to the Closing, Seller shall not cause, or permit, the Company and the Subsidiaries to make or agree to make any new capital expenditure or expenditures which, individually, is in excess of $10,000, or, in the aggregate, are in excess of $100,000, without the consent of the Buyer.

            8.20 AFFILIATE TRANSACTIONS. Except for the transactions described on Schedule 8.20 hereto, prior to the Closing, Seller shall not cause, or permit, the Company and the Subsidiaries to enter into, be a party to, or perform any transaction or arrangement with any Affiliate.

            8.21 NO CONTRARY AGREEMENTS. Seller shall not cause, or permit, the Company and the Subsidiaries to authorize, agree or otherwise commit, whether or not in writing, to do anything which would not be permitted to be done under this Agreement.

            8.22 EXPENSES. Except as otherwise provided in this Agreement, Buyer and Seller shall bear their own respective expenses incurred by them in respect of the transactions contemplated hereby.

            8.23 SALES TAXES. Buyer shall pay any state or local sales, transfer or use taxes or transfer taxes payable in connection with the sale of the Common Stock to Buyer pursuant to this Agreement.

            8.24 FURTHER ASSURANCES. At any time and from time to time after the date hereof, each party hereto shall, without further consideration, execute and deliver to the other such instruments of transfer and assumption, and shall take such other action, as the other may reasonably request to carry out the transactions contemplated by this Agreement.

            8.25 SELLER'S ACCESS AFTER THE CLOSING. At any time, and from time to time, after the Closing, Seller shall have the right to review and obtain copies of any records, files, books, documents and other data relating to the Company and the Subsidiaries and the Business with respect to any period prior to the Closing that Seller may reasonably require for any lawful purpose, including, without limitation, Seller's preparation of tax returns. Buyer shall retain such records, files, books, documents and other data for a period of at least six years after the Closing and, thereafter, shall give Seller at least 60 days' prior written notice of its intention to discard or destroy any such records, files, books, documents or other data.

            8.26 CERTAIN EMPLOYEE MATTERS. Seller shall use its best efforts to assist Buyer in obtaining two-year employment commitments with Scott Bocklund, Fred Hamer, Mike Gaul, Mark Allen, Dan Pritchett and Merv Grindahl.

            8.27 REQUIRED FUNDING. At the Closing, (i) Buyer shall pay, or provide the Company sufficient funds to pay, the amounts required to satisfy the conditions set forth in Section 7.11 hereof and (ii) Buyer shall deliver the number of shares of Buyer Common Stock required to satisfy the condition set forth in Section 7.9 hereof.

            9.    SURVIVAL OF REPRESENTATIONS; INDEMNITIES.

            9.1 SURVIVAL; REMEDIES. Except as otherwise hereinafter provided, the representations and warranties of Seller and of Buyer, contained in this Agreement shall not survive the consummation of the transactions contemplated hereby. The representations and warranties set forth in Sections 3.1, 3.4, 3.5,
4.2 and 4.3 hereof, shall survive for the longest period of time permitted by the applicable statute(s) of limitations, and all other representations and warranties set forth in Sections 3 and 4 hereof shall survive for a period ending on the first anniversary of the Closing Date.

            9.2 INDEMNIFICATION BY SELLER. Seller shall indemnify and hold harmless Buyer, and its Affiliates and the successors, assigns, officers, directors, employees, partners and agents of any of them (the "Buyer Indemnified Parties"), promptly upon demand at any time and from time to time, from and against any and all actions, proceedings, demands and claims asserted against any Buyer Indemnified Party, and shall reimburse Buyer Indemnified Parties for any and all losses, liabilities (of every kind or nature, whether accrued, absolute, contingent or otherwise and whether asserted or unasserted, known or unknown and whether due or to become due), damages, charges, Liens, deficiencies or expenses of any nature, including, without limitation, reasonable attorneys' fees and expenses (all of which shall be recoverable hereunder, net of any tax benefit to any Buyer Indemnified Party) (collectively, "Damages") incurred by or assessed against any Buyer Indemnified Party, and arising out of or resulting from:

                  (i) the inaccuracy of any representation or warranty made by Seller pursuant to Section 3 hereof; or

                  (ii) the failure by Seller to perform or observe any term or provision of this Agreement or of any other document, Schedule or instrument delivered in connection herewith.

            9.3 INDEMNIFICATION BY BUYER. Buyer shall indemnify and hold harmless Seller and their Affiliates and the successors, assigns, stockholders, officers, directors, employees, partners and agents of any of them ("Seller Indemnified Parties"), promptly upon demand at any time and from time to time, from and against any and all actions, proceedings, demands and claims asserted against any Seller Indemnified Party, and shall reimburse the Seller Indemnified Parties for any and all Damages incurred by or assessed against any Seller Indemnified Party, and arising out of or resulting from:

                  (a) the inaccuracy of any representation or warranty made by Buyer pursuant to Section 4 hereof;

                  (b) the failure by Buyer to perform or observe any term or provision of this Agreement or of any other document, Schedule or instrument delivered in connection herewith; or

                  (c)   any liability of the Company or any of the Subsidiaries.

            9.4 NOTICE OF CLAIM. If any legal proceedings, claims or demands are instituted or asserted in respect of which any of Buyer Indemnified Parties or Seller Indemnified Parties may seek indemnification from another party hereto pursuant to the provisions hereof (such legal proceedings, claims or demands being referred to individually as a "Claim" and collectively as the "Claims"), the indemnified party (after receipt by it of written notice of the commencement or assertion of such Claim) shall promptly cause a written notice of such Claim to be made to the indemnifying party (but the failure to give such notice shall not relieve the indemnifying party of its indemnification obligation hereunder, except to the extent of losses actually caused by such failure).

            9.5 ELECTION TO DEFEND CLAIM. Subject to the next sentence and
Section 9.6 hereof, the indemnifying party shall have the right, at its option and expense, to assume the defense, settlement or other disposition (collectively "Defense") of any Claim, provided that within ten (10) days of receiving the notice with respect to such Claim pursuant to Section 9.4 hereof (or within such shorter period of time as an answer or other responsive motion may be required), the indemnifying party, by notice delivered to the indemnified party, elects to assume such Defense and each indemnifying party acknowledges its obligation hereunder to indemnify the indemnified party with respect to such Claim. Notwithstanding the foregoing, the indemnifying party shall not have the right to assume the Defense of any Claim if (a) representation of both the indemnified and indemnifying parties by the same counsel would be inappropriate due to actual or potential differing interests between them or (b) the indemnified party determines in good faith that there is a significant possibility that such Claim may materially and adversely affect it or its Affiliates other than as a result of monetary damages.

            9.6 PROCEDURE FOR DEFENSE BY INDEMNIFYING PARTY. If the indemnifying party has assumed the Defense of a Claim in accordance with Section 9.5 hereof, then the following shall apply:

                  (a) the indemnified party shall have the right to participate and assist in the Defense of such Claim and to employ its own counsel in connection therewith;

                  (b) the indemnifying party shall not be liable to the indemnified party for the fees or expenses of the indemnified party's counsel or other expenses incurred by the indemnified party in connection with participating in the Defense of such Claim, except that the indemnifying party shall be liable for (i) any such fees and expenses incurred prior to the time the indemnifying party assumed such Defense and (ii) the reasonable costs of investigation and preparation incurred by the indemnified party;

                  (c) counsel used by the indemnifying party in connection with the Defense of such Claim shall be reasonably satisfactory to the indemnified party;

                  (d) the indemnified party shall not effect any compromise or settlement of such Claim without the consent of the indemnifying party, which consent shall not be unreasonably withheld; and

                  (e) the indemnifying party shall not effect any compromise or settlement of such Claim without the consent of the indemnified party, which consent shall not be unreasonably withheld.

            9.7 DEFENSE BY INDEMNIFIED PARTY. If the indemnifying party does not assume the Defense of a Claim (whether because it elects not to or has no right to), the indemnifying party shall have the right, at its sole cost and expense, to participate in the Defense of such Claim and to employ its own counsel in connection therewith; provided, however, the indemnified party may effect any compromise or settlement of such Claim without the consent of the indemnifying party.

            9.8 COOPERATION. The parties hereto shall cooperate to the fullest extent possible in connection with any Claim in respect of which indemnification is sought under this Agreement.

            9.9 LIMITATIONS ON INDEMNITY. The obligations of Seller pursuant to
Section 9.2(i) hereof shall arise only if the aggregate claims thereunder are in excess of $50,000 and shall be limited to a total of claims thereunder not exceeding $1 million in the aggregate, and Seller shall have no obligations pursuant to such Section 9.2(i) with respect to any claim thereunder asserted by any Buyer Indemnified Party after the first anniversary of the Closing Date. Notwithstanding anything to the contrary contained in this Agreement, Seller shall have no obligation pursuant to Section 9.2(i) hereof with respect to any matter as to which (a) the Company has taken a reserve in respect of the Interim Balance Sheet or since the date thereof, or (b) the Company has changed its accounting principles or has applied accounting principles in a manner inconsistent with the manner of application reflected in the audited financial statements of the Company as of and for the years ended December 31, 1996, 1995 and 1994, or (c) a reference is made on Schedule 9.9 hereto.

            9.10 ESCROW. William Weksel shall, upon receipt thereof, deposit with an escrow agent mutually acceptable to William Weksel and Buyer, pursuant to the terms of an escrow agreement in form and substance reasonably acceptable to William Weksel and Buyer, the proceeds, if any, of the junior participation of William Weksel in the advances, loans and other financial accommodations of Congress Financial Corporation to the Company, when, as and if such proceeds are paid to William Weksel. Any Buyer Indemnified Party shall be entitled to payment from such escrowed proceeds of any amount due such Buyer Indemnified Party pursuant to this Article IX and William Weksel shall give the escrow agent all such notices as shall be necessary to permit such payment from such escrowed proceeds. Subject to any Buyer Indemnified Party demand hereunder that may be pending at such time, William Weksel shall be entitled to payment of all amounts held in such escrow upon the first anniversary of the Closing Date.

            9.11 EXCLUSIVE REMEDY. Notwithstanding anything to the contrary contained in this Agreement, the sole and exclusive remedy of Buyer and Seller, or any other Buyer Indemnified Parties or Seller Indemnified Parties with respect to any matter under or relating to this Agreement, including, without limitation, any breach of any representation or warranty hereunder or pursuant hereto shall be the remedy provided for in Sections 9.2 and 9.3 hereof, subject to the limitations in Section 9.9 hereof.

            10.   TERMINATION.

            10.1 BASES FOR TERMINATION. This Agreement and the transactions contemplated hereby may be terminated at any time on or prior to the Closing
Date:

                  (a)   by the mutual written consent of the parties hereto;

                  (b) by Buyer (i) if any representation or warranty of Seller made in this Agreement was untrue in any material respect when made or is untrue in any material respect on the Closing Date; or (ii) if Seller shall have defaulted in any material respect in the performance of any covenant, agreement or obligation under this Agreement, and such default is not cured within ten days after Seller's receipt of written notice from Buyer that such default exists or has occurred; or (iii) if the conditions to Buyer's obligations to consummate the transaction contemplated hereby are not or cannot be satisfied on or before July 31, 1997 for any reason other than a breach by Buyer;

                  (c) by Seller (i) if any representation or warranty of Buyer made in this Agreement was untrue in any material respect when made or is untrue in any material respect on the Closing Date; or (ii) if Buyer shall have defaulted in any material respect in the performance of any covenant, agreement or obligation under this Agreement, and such default is not cured within ten days after Buyer's receipt of written notice from Seller that such default exists or has occurred; or (iii)if the conditions to Seller's obligations to consummate the transactions contemplated hereby are not or cannot be satisfied on or before July 31, 1997 for any reason other than a breach by Seller.

            10.2 MANNER OF EXERCISE. In the event of the termination of this Agreement prior to the Closing pursuant to Section 10.1, written notice thereof shall forthwith be given to the non-terminating party, and this Agreement shall terminate and the transactions contemplated hereunder shall be abandoned without further action by any party hereto.

            10.3 EFFECT OF TERMINATION. In the event of the termination of this Agreement prior to the Closing pursuant to Section 10.1, all rights and obligations of the parties hereunder shall terminate, except for the rights and obligations of the parties under Section 8.22 hereof and the right of the non-breaching party to seek damages from a breaching party.

            11.   MISCELLANEOUS.

            11.1 FINDERS. Each party hereto represents and warrants that it has not employed or utilized the services of any broker or finder in connection with this Agreement or the transactions contemplated hereby, except for the persons identified by Seller on Schedule 11.1(a) hereto and by Buyer on Schedule 11.1(b) hereto.

            11.2 ENTIRE AGREEMENT. This Agreement (together with the Schedules and Exhibits hereto) contains, and is intended as, a complete statement of all of the terms of the arrangements between the parties hereto with respect to the matters provided for herein, and supersedes any previous agreements and understandings between the parties hereto with respect to those matters. This Agreement does not affect any of the agreements listed on Schedule 11.2 hereto or the obligations and rights thereunder of the parties thereto.

            11.3 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the law of the State of Minnesota without regard to the conflicts of laws provisions thereof. THE PARTIES HERETO AGREE THAT ANY DISPUTE RELATING TO OR IN RESPECT OF THIS AGREEMENT, ITS NEGOTIATION, EXECUTION, PERFORMANCE, SUBJECT MATTER, OR ANY COURSE OF CONDUCT OR DEALING OR ACTIONS UNDER OR IN RESPECT OF THIS AGREEMENT, SHALL BE SUBMITTED TO, AND RESOLVED EXCLUSIVELY PURSUANT TO ARBITRATION IN ACCORDANCE WITH THE COMMERCIAL ARBITRATION RULES OF THE AMERICAN ARBITRATION ASSOCIATION. SUCH ARBITRATION SHALL TAKE PLACE IN MINNEAPOLIS, MINNESOTA AND SHALL BE SUBJECT TO THE SUBSTANTIVE LAW OF THE STATE OF MINNESOTA. DECISIONS PURSUANT TO SUCH ARBITRATION SHALL BE FINAL, CONCLUSIVE AND BINDING ON THE PARTIES. UPON THE CONCLUSION OF ARBITRATION, THE PARTIES MAY APPLY TO ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE DECISION PURSUANT TO SUCH ARBITRATION. THE PARTIES HERETO WAIVE AND SHALL NOT SEEK JURY TRIAL IN ANY LAWSUIT, PROCEEDING, CLAIM, COUNTERCLAIM, DEFENSE OR OTHER LITIGATION OR DISPUTE UNDER OR IN RESPECT OF THIS AGREEMENT.

            11.4 HEADINGS. The Section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

            11.5 NOTICES. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally or mailed by registered mail, return receipt requested, to the parties at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):


                  If to Seller, to it at:

                  c/o Weksel, Davies & Co., Inc.
                  One Meadowlands Plaza
                  Suite 1403
                  East Rutherford, NJ  07073

                  Attention:  Mr. William Weksel

                  with a copy to:

                  Proskauer Rose LLP
                  1585 Broadway
                  New York, New York  10036

                  Attention:  Robert A. Cantone, Esq.

                  If to Buyer, to it at:

                  Transcrypt International, Inc.
                  4800 NW First Street
                  Lincoln, Nebraska  68521-9918

                  Attention:  John T. Connor, Chairman

                  with a copy to:

                  Manatt, Phelps & Phillips, LLP
                  Trident Center, East Tower
                  11355 West Olympic Boulevard
                  Los Angeles, CA  90064

                  Attention:  Alan E. Morelli, Esq.


            11.6 SEPARABILITY. If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

            11.7 WAIVERS AND AMENDMENTS. No waiver of any provision hereof shall be construed as a waiver of any other provision. Any waiver or amendment of this Agreement must be in writing and signed by the party to be charged therewith.

            11.8 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any right or obligation hereunder may be assigned or transferred by Seller without Buyer's written consent or by Buyer without Seller's written consent.

            11.9 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be considered one and the same instrument.


                    [END OF TEXT. SIGNATURE PAGE FOLLOWS.]

            This Agreement has been duly executed on the date hereinabove set forth.



                              EFJ PARTNERS


                              By:   /s/ William Weksel
                                 -----------------------------------
                                   General Partner


                              TRANSCRYPT INTERNATIONAL, INC.


                              By:   /s/ John T. Connor
                                 -----------------------------------
                                   Name: John T. Connor
                                   Title:   Chairman


                              With respect to Article III hereof only,


                              E. F. JOHNSON COMPANY


                              By:   /s/ William Weksel
                                 -----------------------------------
                                   Name: William Weksel
                                   Title:   Chairman

                              With respect to Section 9.10 hereof only,


                                        /s/ William Weksel
                                 -----------------------------------
                                           William Weksel